Exhibit 10.1

FINANCIAL ADVISORY AND PLACEMENT AGENT AGREEMENT

CONFIDENTIAL

January 13th, 2022

Attn: Jiang Hui WAVE SYNC CORP.

19 West 44th Street, Suite 1001,

New York, NY 10036

Re: Proposed Engagement – Financial Advisory

Dear Mr. Jiang:

We are pleased to submit the following agreement (“Agreement”) to act as exclusive financial advisor for WAVE SYNC CORP. (the “Company” or “WAYS”). Joseph Stone Capital, LLC, including its affiliates or assigns (“JSC”) will act as capital market advisor, and may advise and assist, without limitation to the following possible events including up-listing, mergers and acquisitions, licensing or a joint venture or partnership, and global capital raising transactions by the Company. This Agreement replaces and supersedes all prior agreements for the subject matter.

At the request of the Company, In addition to general advisory, JSC may identity financing opportunities acceptable to the Company, and as further described in this Agreement, and/or any combination thereof (any such opportunities henceforth being referred to as a “Transaction”).

The Company understands that any financing transaction and JSC’s performance under this Agreement shall subject to completion of proper due diligence concluded by JSC.

This Agreement will confirm the understanding and agreement between JSC and the Company as follows:

1.	Advisory Services: JSC will provide general and financial advisory services related to the Company’s planned up-listing to Nasdaq or NYSE during the Term. JSC shall be represented by Ms. Cathy Cao as the lead investment banker for this engagement.

2.	Fees and Expenses: In connection with the services to be rendered hereunder, the Company agrees to pay or cause JSC to be paid the following fees and expenses:

a.	Success Fees:

i.	Any sale, merger, acquisition, joint venture, strategic alliance, technology partnership, licensing agreement or other similar agreements caused by JSC’s advisory work shall accrue compensation to JSC under a percentage fee of the Aggregate Consideration (as defined below) to be mutually agreed.

“Aggregate Consideration” is defined as the greater of the total amount actually payable or the value assigned to such a transaction, whether due at Closing or deferred by the Company or any affiliate of the Company, and shall include all cash or cash equivalents, the principal amount of any notes, all classes of securities issued, the aggregate amounts payable pursuant to any consulting agreements, employment agreements, agreements not to compete and similar agreements, and the aggregate amount of value of any bank or term loans or other debts assumed or refinanced as part of the transaction.

ii.	Equity Investment. For any equity investment into the Company from any Identified Party(ies) (which shall be defined as any party to whom the Company was introduced, directly or indirectly, by JSC, or who was contacted by JSC on behalf of the Company in connection with the services provided hereunder), including any common stock, preferred stock, convertible stock, LLC Memberships, convertible debentures, equity linked debt, convertible debt, subordinated debt with warrants or any other securities convertible into common stock, or any other form of debt instrument involving any other form of equity participation, JSC shall receive upon Closing: (i) a Success Fee, payable in cash, equal to ten percent (10%) of the gross amount to be disbursed to the Company from such Closing, plus (ii) warrants in the entity financed, with a cashless exercise provision for any warrants, equal to ten percent (10%) of the gross amount to be disbursed to the Company from such Closing, exercisable, in whole or in part, at any time within five (5) years from a public offering at a strike price equal to one hundred twenty percent (120%) of the price of the common stock paid by the investor, and if an offering price is not available, then the market price of the common stock on the date an offering is commenced.

iii.	Debt Financing: For any debt financing Transaction, including notes, term loans, promissory notes, debentures, etc., banking arrangements and fees shall be mutually agreed in writing by JSC and Company.

b.	Expenses:

Upon execution of this Agreement the Company shall pay JSC an advance of $25,000 for Accountable Expenses (as defined herein) within three (3) business days upon execution of this Agreement (the “Deposit”). To the extent of any accountable expense in excess of $2,000, JSC shall notify the Company within three (3) business days of such expense. In the event the Accountable Expense balance drops to less than $1,000, upon written notification, Company will deposit with JSC within 5 days of notice additional $5,000 to be used for Accountable Expenses.

Additionally, the Company agrees to reimburse JSC, promptly when invoiced, for all its accountable, reasonable, out-of-pocket expenses (including, but not limited to, travel, communication expenses, reasonable fees and expenses of its legal counsel) in connection with the performance of its services (the “Accountable Expenses”), regardless of whether a Transaction occurs.

Upon the earlier of the termination of this letter agreement or completion of a Transaction, the Company agrees to pay promptly via wire transfer with wire transfer information provided to Company, and in not more than 10 days any unreimbursed expenses that have accrued as of such date.

c.	Upfront Fees:

Upon execution of this Agreement, the Company shall issue JSC 1,000,000 shares of the Company common stock earned upon the execution of this Agreement (the “Upfront Fee”). The certificates representing the common stock shall be immediately entered into the books and records of the Company and at such time the certificated shares shall be issued and physically delivered to JSC. Once paid, the Upfront Fee is not refundable. The Company grants JSC “piggyback” registration rights for the common stock/Upfront Fee. The Company and JSC are in agreement that JSC will use a portion of the private shares to expand its shareholder base which is critical requirement of listing its shares on the stock exchange. In the event other than the recently announced merger, and new financing in which the Company issues additional shares of common stock, equity linked securities, or shares convertible into common stock, if the Company issue any additional shares, the Company shall issue additional shares of its common stock to JSC such that JSC ownership percentage of the Company remains at 5% on a fully diluted basis until eighteen (18) months after the initial issuance of the shares to JSC.

3.	Indemnification: The Company agrees to indemnify JSC as set forth in Schedule A annexed hereto and made a part hereof.

4.	Successors: This Agreement shall be binding upon any and all successors and assigns of the Company and JSC (including any corporation surviving any merger to which the Company or JSC is a party).

5.	Term:

(a) Term: The Term of this Agreement, beginning on the date JSC receives the executed copy of the Agreement from the Company (the “Effective Date”), will be twelve (12) months. The Engagement Period may be automatically extended for additional twelve (12) month periods under the same terms and conditions as described herein by mutual written agreement of the Company and JSC.

(b) Termination: This Agreement may be terminated by either party hereto after ten (10) months without any further continuing obligations of the parties to each other upon giving the other party 30 days prior written notice; provided that the Company shall pay JSC all Success Fees and advisory fees, and expenses due as providedherein. Sections 2, 3, 5, 6, 7, 8 and 9 shall survive the termination of this Agreement. Upon the termination of the Agreement, the Company shall pay JSC any outstanding bona- fide out-of-pocket expenses incurred up to the date thereof.

(c) Tail: In addition, JSC shall be entitled to success fee(s) and advisory fees as set forth hereunder due as a result of a successful completion of a Transaction, if the Company completes a Transaction with Identified Parties prior to such termination during the eighteen (18) month period following the expiration or termination of this Agreement.

6.	Right of First Refusal: Company will grant JSC the right of first refusal for 18 months to act as sole placement agent, sole book runner, manager, agent, or advisor for the Company’s next placement of debt or equity securities (excluding (i) shares issued under any compensation or stock option plan approved by the stockholders of the Company), (ii) shares issued in payment of the consideration for an acquisition or as part of strategic partnerships and transactions and/or (iii) conventional banking arrangements and commercial debt financing) of the Company. The Company is required to provide JSC ten (10) business days’ notice of the Company’s next placement of debt or equity securities, including all terms, in order for JSC to evaluate as to whether it shall exercise its right of first refusal.

7.	Registration: The Company hereby grants JSC “piggyback” registration rights for the stock of the Company underlying any warrants issued or common stocks issued as described herein.

8.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, Borough of Manhattan, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, Borough of Manhattan, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event JSC is successful in any action, or suit against the Company arising out of or relating to this Agreement, the final judgment or award entered shall be entitled to have and recover from the Company the costs and expenses incurred in connection therewith, including JSC’s reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by JSC and the Company.

9.	USA Patriot Act: JSC is committed to complying with U.S. statutory and regulatory requirements designed to combat money laundering and terrorist financing. The USA Patriot Act requires that all financial institutions obtain certain identification documents or other information in order to comply with their customer identification procedures.

10.	Confidentiality: All non-public information concerning the Company and its subsidiaries which is given to JSC will be used by JSC solely in the course of the performance of its services hereunder and will be treated confidentially by JSC and any retained advisors and agents for as long as such information remains non-public. Except as otherwise required by law, JSC will not use such information or disclose such information to a third party, other than its Representatives (as herein defined) who have a need to know such information in connection with the transaction contemplated by this Agreement and who agree to keep such information confidential.

This Agreement is for confidential use of the Company and JSC only and may not be disclosed by the Company to any person other than its attorneys, accountants and financial advisors, and only on a confidential basis in connection with the proposed transaction or financing, except where disclosure is required by law, pursuant to any disclosure in connection with an offering of the Company’s securities deemed required by the Company’s counsel or is mutually consented to in writing by JSC and the Company.

11.	Access to Information: In connection with JSC’s activities on the Company’s behalf, the Company agrees that it will furnish JSC with all information concerning the Company and the Transaction that JSC reasonably deems appropriate and that the Company will provide JSC with reasonable access to its officers, accountants, attorneys and other professional advisors. The Company represents that all information made available to JSC will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering its services hereunder, JSC will be utilizing and relying on the information without independent verification thereof or independent appraisal of any of the Company’s assets.

12.	Modification: This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

Please confirm that the foregoing is in accordance with our understanding by signing and returning one copy of this Agreement to JSC to indicate the Company’s acceptance of the terms set forth herein.

JOSEPH STONE CAPITAL, LLC

By:	/s/ Damian Maggio
	Name:	Damian Maggio
	Title:	ceo

Accepted as of the date first above written:

WAVE SYNC CORP.

By:	/s/ Jiang Hui
Name:	Jiang Hui
Title:	Chief Executive Officer

Schedule A

The Company agrees to indemnify Joseph Stone Capital, LLC, including its affiliates and assigns (“JSC”) and any controlling person, director, officer, employee, affiliate, agent or counsel of JSC and of any affiliate of JSC (“Indemnified Parties”) and hold them harmless against any third party losses, claims, damages, expenses or liabilities, joint or several (“Damages”), to which JSC or such other Indemnified Parties may become subject arising in any manner out of or in connection with the retention of JSC hereunder, and the Company shall reimburse JSC and any other Indemnified Party for all reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) as they are incurred by JSC or such other Indemnified Party in connection with investigating, preparing or defending any pending or threatened action, suit, claim, investigation or proceeding, whether or not in connection with pending or threatened litigation, in which JSC or such other Indemnified Party is involved by reason of JSC’s retention hereunder (an “Action”), except to the extent that it is finally judicially determined that such Damages or Actions are caused by gross negligence, willful misconduct or bad faith of JSC and/or any controlling person, director, officer, employee, affiliate or agent of JSC.

In the event any Action is commenced against JSC or any other Indemnified Party with respect to which indemnity may be sought against the Company, JSC shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel selected by the Company reasonably satisfactory to JSC and payment of all fees and expenses. JSC and any party indemnified hereunder shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of JSC or such other Indemnified Party, as the case may be, unless (i) the expenses of such counsel have been expressly assumed in writing by the Company, (ii) the Company has failed to assume the defense or the employ of counsel reasonably satisfactory to JSC or (iii) the named parties to any such Action (including any impleaded parties) include both (a) JSC or any such other Indemnified Party and (b) the Company or any controlling person, director, officer, employee, affiliate or agent of the Company, and JSC or such other Indemnified Party shall have been advised by legal counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company or the Company’s agents (in which case the Company shall not have the right to assume the defense of such Action on behalf of JSC or such other Indemnified Party). For Actions brought against JSC or such other Indemnified Party for which the Company has assumed the defense, the Company agrees that it will not, without the prior written consent of JSC, settle or compromise or consent to the entry of any judgment in any Action relating to the matters contemplated by JSC’s retention unless such settlement, compromise or consent (i) includes a release of JSC and such Indemnified Parties from all liability arising or that may arise out of such claim and (ii) provides for the payment of an amount that the Company is willing and able to pay.

The Company and JSC agree that if any indemnification or reimbursement sought pursuant to the preceding paragraphs is finally judicially determined to be unavailable (except by reason of the gross negligence, willful misconduct or bad faith of JSC or its controlling persons, directors, officers, employees, affiliates or agents, as the case may be), then the Company and the Indemnified Parties involved in such Action shall contribute to the liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and JSC and such Indemnified Parties, on the other hand, in connection with JSC’s retention hereunder or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a), but also the relative fault of the Company, on the one hand, and JSC, on the other hand; provided that in no event shall JSC’s and the Indemnified Parties’ aggregate contribution to all Damages with respect to which contribution is available hereunder exceed the amount of fees actually received by JSC from the Company pursuant to JSC’s retention hereunder. It is hereby agreed that the relative benefits to the Company, on the one hand, and JSC, on the other hand, with respect to JSC’s retention shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by the Company or its security holders, as the case may be, pursuant to the Proposed Transaction, whether or not consummated, for which JSC is retained bears to (ii) the fee paid or proposed to be paid to JSC in connection with such retention. The Company and JSC agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph.

The indemnity and reimbursement of expenses and the contribution rights provided for in this Schedule A are in addition to, and not subject to the limitations of, the fees, charges, and reimbursement of expenses provided for in the Fees and Expenses section of this retention agreement. The reimbursement, indemnity and contribution obligations of the Company under the preceding paragraphs shall be in addition to any right that JSC or any Indemnified Party may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, JSC or such other persons.

The Company will reimburse JSC for all reasonable expenses incurred by JSC by reason of any of its personnel being involved in any such Action. The Company also agrees that no Indemnified Party shall have any liability to the Company or any of its affiliates or any director, officer, employee, security holder, representative, advisor (other than JSC) or agent thereof for or in connection with JSC’s retention hereunder except for such liability for Damages, liabilities or expenses incurred by the Company which is finally judicially determined to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnified Party.

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